Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 3 to Registration Statement (Registration Statement No. 333-178211) of ImmunoCellular Therapeutics, Ltd. On Form S-1 of our report dated March 31, 2010, with respect to our audit of the financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2009 and for the years ended December 31, 2009 and 2008, and for the period since February 25, 2004 (inception) to December 31, 2009, which report appears in the Prospectus that is part of this Amendment No. 3 to the Registration Statement.

/s/ Stonefield Josephson, Inc.

Los Angeles, California

December 29, 2011